UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 1, 2024

Chesapeake Utilities Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Energy Lane, Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 302-734-6799

Not Applicable

Former name or former address, if changed since last report

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - par value per share $0.4867	CPK	New York Stock Exchange, Inc.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01  Entry into a Material Definitive Agreement.

On November 1, 2024, Chesapeake Utilities Corporation, a Delaware corporation (the “Company”), and the purchasers listed in Schedule B thereto (collectively, the “Purchasers”) executed a Note Purchase Agreement (the “Note Purchase Agreement”), pursuant to which the Company agreed to issue and the Purchasers agreed to purchase 5.20% Senior Notes due November 1, 2029 in the aggregate principal amount of $100 million (the “Notes”). . The information set forth in Item 2.03 is incorporated in this Item 1.01 in its entirety.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In accordance with the Note Purchase Agreement, the Company issued the Notes on November 1, 2024 and anticipates using the proceeds received from the issuance of the Notes for working capital and other general corporate purposes, including to reduce short-term borrowings under the Company’s revolving credit facility and/or to fund capital expenditures. The following is a summary of the material terms to which the Notes will be subject.

(a) Maturity Date: The outstanding principal balance of the Notes will be due and payable on November 1, 2029.

(b) Interest: The Notes will bear interest at the rate of 5.20% per annum. Interest payments will be due semi-annually on May 1 and November 1 of each year, commencing on May 1, 2025. All accrued but unpaid interest due under the Notes will be payable on November 1, 2029.

(c) Optional Prepayment; Acceleration Upon Events of Default; Prepayment Required by Noteholders Upon Diversification Event: The Company may, at its option, upon notice, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $2,000,000 of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount (as defined in the Note Purchase Agreement) determined for the prepayment date with respect to such principal amount. The Notes may be accelerated by the occurrence of certain payment defaults of the Notes. The Notes may be accelerated by the Required Holders (as defined in the Note Purchase Agreement) upon any other events of default. The Note Purchase Agreement includes customary events of default to which the Notes are subject, including payment default on the Notes and certain other indebtedness and obligations of the Company and bankruptcy, insolvency or similar events. Upon a Diversification Event (as defined in the Note Purchase Agreement), noteholders may, at their option, declare outstanding Notes to be due and payable in full.

(d) Covenants: The Note Purchase Agreement sets forth certain business and financial covenants to which the Company is subject when any Note is outstanding, including covenants that limit or restrict the ability of the Company and its subsidiaries to incur certain indebtedness and to incur certain liens and encumbrances on any of its property.

This Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy any Notes. The Notes will not be and have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirement.

The description above is only a summary of the material provisions of the Note Purchase Agreement and is qualified in its entirety by reference to the copy of the Note Purchase Agreement which is filed as Exhibit 4.1 to this current report on Form 8-K and is incorporated herein by reference thereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Numbers	Description

4.1	Note Purchase Agreement, dated as of November 1, 2024, among the Company and the purchasers thereto.*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	The schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished to the SEC upon request

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

November 4, 2024	By:	/s/ Beth W. Cooper
Name: Beth W. Cooper
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Corporate Secretary